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                     November 30, 2022

       Ben Lerner
       President
       Onyx Acquisition Co. I
       104 5th Avenue
       New York, NY 10011

                                                        Re: Onyx Acquisition
Co. I
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 10,
2022
                                                            File No. 001-41003

       Dear Ben Lerner:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Sean T. Wheeler, P.C.